Exhibit 99.1

Thoma Bravo Completes Acquisition of Instructure

SAN FRANCISCO and SALT LAKE CITY– March 24, 2020 – Thoma Bravo, LLC, a leading private equity firm focused on the software and technology-enabled services sectors, and Instructure announced today that they have completed a transaction in which Thoma Bravo has acquired Instructure in an all-cash transaction that valued the company at an aggregate equity value of approximately $2 billion. With the completion of the acquisition, Instructure’s common stock ceased trading and the company is no longer listed on the New York Stock Exchange.

By acquiring Instructure, Thoma Bravo is investing in one of the leading educational technology providers in the world. Through its Canvas and Bridge platforms, Instructure helps educate over 30 million users, by providing innovative learning management solutions that help serve the needs of educators, students and businesses. The acquisition validates Instructure’s world-class products and customer base. Thoma Bravo plans to partner with Instructure’s existing management team to help drive continued growth with a focus on innovation and customer success tailored for the modern learning environment.

“Thoma Bravo has followed Instructure’s compelling story and has been impressed with the deep relationships it has built with its customers who depend on the Instructure’s world-class learning management solutions,” said Holden Spaht, a Managing Partner at Thoma Bravo. “Now more than ever, the technology platforms that Instructure provides are critical to supporting flexible and dynamic environments for learning. We look to leverage our deep roots in software to grow Instructure and develop its products by providing the financial and operational resources it needs for this next chapter of growth.”

“I believe that our shareholders are pleased with the outcome, and I anticipate great things to come in this new chapter for Instructure,” said Josh Coates, Executive Chairman of the Board at Instructure. “I’m confident the Thoma Bravo team will make Instructure a better business which will ultimately result in more value to our customers and partners in education.”

Kirkland & Ellis served as the legal adviser to Thoma Bravo. J.P. Morgan Securities served as exclusive financial adviser to Instructure, and Cooley LLP served as its legal adviser.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With a series of funds representing more than $35 billion in capital commitments, Thoma Bravo partners with a company’s management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. The firm has offices in San Francisco and Chicago.

About Instructure

Instructure helps people grow from the first day of school to the last day of work. More than 30 million people use the Canvas Learning Management Platform for schools and the Bridge Employee Development Platform for businesses. More information at www.instructure.com.

Thoma Bravo Media Contact

Megan Frank, 212-731-4778, mfrank@thomabravo.com

or

Finsbury

Andrew Johnson, 914-497-5138, andrew.johnson@finsbury.com

Instructure Media Contact

Cory Edwards, 801-869-5258, cory@instructure.com

or

Kekst CNC

Ross Lovern, 212-521-4800, ross.lovern@kekstcnc.com

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